Exhibit 99.1

Press Release
F.N.B. Corporation Prices Public Offering of 5.25 Million Shares of Common Stock
in Conjunction with Inclusion in the S&P 600
Hermitage, PA — May 13 — F.N.B. Corporation (NYSE: FNB) announced that it has priced a registered public offering of 5.25 million shares of its common stock at $10.70 per share. The offering was made in conjunction with F.N.B. Corporation’s inclusion in the Standard & Poor’s SmallCap 600 Index which became effective after the close of trading on May 13, 2011. The offering is expected to close on May 18, 2011. The company has also granted the underwriters a 30-day option to purchase an additional 787,500 shares of common stock on the same terms and conditions.
F.N.B. expects to use the net proceeds from the offering of approximately $54.6 million for general corporate purposes.
Keefe, Bruyette & Woods and RBC Capital Markets, LLC served as joint book-running managers for the offering.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of the prospectus supplement and accompanying prospectus, copies of which may be obtained from the investor relations section of F.N.B. Corporation’s Web site at: www.fnbcorporation.com or from the SEC’s Web site at: www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement and accompanying prospectus by contacting the underwriters at: Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559 or RBC Capital Markets by telephone at (877) 822- 4089 or by mail at Attn: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281.
About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $9.8 billion as of March 31, 2011. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance, services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and F.N.B. Commercial Leasing. It also operates consumer finance offices in Kentucky and Tennessee.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com. Information on F.N.B. Corporation’s Web site does not constitute part of nor is any such information incorporated by reference in the prospectus or prospectus supplement.

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Analyst/lnstitutional Investor Contact:
Cynthia Christopher
christoc@fnb-corp.com
724-983-3429
724-815-3926 (cell)
Media Contact:
Jennifer Reel
reel@fnb-corp.com
724-983-4856
724-699-6389 (cell)